Exhibit 4.2

Apache Design Solutions, Inc.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

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AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made on and as of the 21st day of January, 2004, by and among Apache Design Solutions, Inc., a Delaware corporation (the “Company”), the parties listed on Schedule A hereto (collectively, the “Investors”) and Shen Lin, Norman Chang and Andrew T. Yang (each, a “Founder” and collectively, the “Founders”).

RECITALS

WHEREAS, the Company, certain of the Founders and certain of the Investors entered into an Investors’ Rights Agreement dated as of August 27, 2001 (the “Prior Agreement”), and the Company, such Founders and such Investors desire to amend and restate the Prior Agreement and to accept in its place the rights created pursuant hereto;

WHEREAS, the Company and the Investors are parties to the Series B Preferred Stock Purchase Agreement of even date herewith (the “Series B Agreement”);

WHEREAS, in order to induce the Company to enter into the Series B Agreement and to induce the Investors to invest funds in the Company pursuant to the Series B Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to cause the Company to register shares of Common Stock issuable to the Investors and certain other matters as set forth herein;

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Registration Rights. The Company covenants and agrees as follows:

1.1 Definitions. For purposes of this Section 1:

(a) The term “Act” means the Securities Act of 1933, as amended.

(b) The term “Form S-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.13 hereof.

(d) The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(e) The term “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) The term “Registrable Securities” means (i) Common Stock issued or issuable upon conversion of the Company’s Series A Preferred Stock and Series B Preferred Stock, (ii) solely for purposes of Sections 1.3, 1.8 and 3.7, Common Stock issued to (A) certain of the Founders pursuant to those certain Restricted Common Stock Purchase Agreements dated as of February 19, 2001 by and between such Founders and the Company and (B) Common Stock issued or issuable upon the exercise of options to purchase Common Stock held by the Founders, and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in (i) or (ii) above, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person’s rights under this Section 1 are not assigned.

(g) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities.

(h) The term “SEC” shall mean the Securities and Exchange Commission.

1.2 Request for Registration.

(a) If, at any time following the earlier of (i) the third anniversary of the date hereof or (ii) one hundred eighty (180) days following the effective date of the first registration statement for a public offering of securities of the Company (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or a SEC Rule 145 transaction), the Company shall receive a written request from the Holders of at least fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least thirty percent (30%) of the Registrable Securities then outstanding, having an aggregate offering price for the Company’s securities, net of underwriting discounts and commissions, that exceeds Ten Million Dollars ($10,000,000), then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request to all Holders; and

(ii) use its best efforts to effect, as soon as practicable, the registration under the Act of all Registrable Securities which the Holders request (within twenty (20) days of the mailing of such notice by the Company in accordance hereof) to be registered, subject to the limitations of subsection 1.2(b).

(b) If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two (2) registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date thirty (30) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred and eighty (180) days after the effective date of a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; and provided further that the Holders are able to exercise their rights fully pursuant to Section 1.3 below in connection with such registration; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, an SEC Rule 145 transaction or a registration relating to a corporate reorganization), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.8, use its best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (I) includes any prospectus required by Section 10(a)(3) of the Act or (II) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (I) and (II) above to be contained in periodic reports filed pursuant to Section 13 or 15(d) of the 1934 Act in the registration statement.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Act.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its best efforts to cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and expenses of one special counsel of the Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3 for each Holder (which right may be assigned as provided in Section 1.13), including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto selected by them and the reasonable fees and expenses of one special counsel for the Holders, but excluding underwriting discounts and commissions relating to Registrable Securities.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. Except for underwritten offerings pursuant to registrations pursuant to Section 1.2, if the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold, other than by the Company, that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering and the number of shares that may be included in the registration and the underwriting shall be allocated in the following manner: (i) first, to the Company, (ii) second, to the Holders (other than any Holder who is also a Founder other than with respect to Common Stock issued or issuable upon conversion of Preferred Stock) requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each such Holder, (iii) third, to each Holder who is also a Founder requesting inclusion of his Registrable Securities in such registration statement on a pro rata basis based upon the total number of Registrable Securities then held by each Holder who is also a Founder and (iv) fourth, to any other stockholder; provided, however, that the aggregate amount of Registrable Securities to be included in such registration by the Holders who are Investors may not be so reduced to less than thirty-five percent (35%) of the total amount of the securities being offered in such registration statement by the Company and all stockholders unless no other stockholder’s shares (including Common Stock held by the Founders other than with respect to Common Stock issued or issuable upon conversion of Preferred Stock) are sold in such offering; provided, further, that all securities held by all Holders may be excluded in their entirety if such registration is the Company’s initial public offering of its equity securities and if all securities held by stockholders that are not Registrable Securities are first excluded from such registration. For the purposes of the foregoing sentence, if a Holder is both a Founder and an Investor, then any Registrable Securities held by such Holder pursuant to Section 1.1(f)(i) shall be registered pursuant to subsection (ii) above and any Registrable Securities held by such Holder pursuant to Section 1.1(f)(ii) shall be registered pursuant to subsection (iii) above. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of any such partners, shareholders and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in an underwritten registration statement under this Agreement:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, the 1934 Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the 1934 Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) use its best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.12: (1) if Form S-3 is not available for such offering by the Holders; (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $2,000,000; (3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.12; or (5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. All expenses incurred in connection with up to an aggregate of four (4) registrations requested pursuant to this Section 1.12, including (without limitation) all registration, filing, qualification, printer’s and accounting fees, the fees and disbursements of counsel for the Company and the reasonable fees and expenses for one counsel for the Holders associated with Registrable Securities, but excluding any underwriters’ discounts or commissions, shall be borne by the Company.

Registrations effected pursuant to this Section 1.12 shall not be counted as demands for registration or registrations effected pursuant to Section 1.2 or 1.3, respectively.

(d) The Company shall not be obligated to effect any registration pursuant to this Section 1.12 if the Company delivers to the Holders requesting registration under this Section 1.12 an opinion, in form and substance acceptable to such Holders, of counsel satisfactory to such Holders, that the Registrable Securities so requested to be registered may be sold or transferred pursuant to Rule 144(k) under the Act.

1.13 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to: (a) any transferee who acquires at least 350,000 shares (as appropriately adjusted for stock splits, stock dividends and the like) of the Registrable Securities, provided that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) any family member or trust for the benefit of any individual Holder; and (c) any partner or retired partner of any Holder which is a partnership. The transfer of Registrable Securities under this Section 1.13 is only permitted when any transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.15 below.

1.14 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.2 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.2(a) or within one hundred twenty (120) days of the effective date of any registration effected pursuant to Section 1.2.

1.15 “Market Stand Off” Agreement. Each Holder hereby agrees that, upon the request of, and during the period of duration specified by, the managing underwriter of Common Stock or other securities of the Company, following the effective date of a registration statement of the Company filed under the Act, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that:

(a) such agreement shall be applicable only to the first such registration statement of the Company which covers Common Stock to be sold on its behalf to the public in an underwritten offering;

(b) all officers, directors and one percent (1%) stockholders of the Company enter into similar agreements;

(c) such market stand-off time period shall not exceed 180 days from the effective date of the registration statement; and

(d) solely in the event and to the extent that the managing underwriter releases any other stockholders of the Company from similar market stand-off agreements, each Holder will have the right to be released on a pro-rata basis from its respective market stand-off agreement.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

Notwithstanding the foregoing, the obligations described in this Section 1.15 shall not apply to a registration relating solely to employee benefit plans on Form S-l or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-14 or Form S-15 or similar forms which may be promulgated in the future. In addition, the foregoing covenant of this Section 1.15 shall be null and void with respect to a Holder upon the execution and delivery by such Holder of a market stand-off agreement of customary form and period of length with the representative of the underwriters of Common Stock (or other securities) in the Company’s initial underwritten public offering.

1.16 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 upon the earlier to occur of (i) seven (7) years following the consummation the Company’s initial firm commitment underwritten offering of its securities to the general public having an aggregate offering price to the public of at least $20,000,000 (excluding underwriter discounts and commissions) and a public offering price per share that is not less than $2.00 (as appropriately adjusted for stock splits, stock dividends and the like) or (ii) when all shares held by an Investor can be sold pursuant to Rule 144 of the Act within a ninety (90) day period.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to (i) each Investor that holds (together with its affiliates or constituent partners) at least 350,000 shares (as appropriately adjusted for stock splits, stock dividends and the like) of the Preferred Stock of the Company and (ii) for so long as each holds shares of the Preferred Stock of the Company, each of PacRim Venture Partners I, L.P. and SmartForest Ventures I, LP (each, a “Major Investor”):

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company as of the end of such year, a statement of stockholder’s equity as of the end of such year and a statement of cash flows for such fiscal year, such year end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”) and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(b) as soon as practicable, but in any event within forty five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited income statement and an unaudited balance sheet as of the end of such fiscal quarter, such unaudited financial statements to be accompanied by an instrument executed by the Chief Financial Officer or Chief Executive Officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operations for the period specified, subject to year end audit adjustment; and

(c) as soon as practicable, but in any event within thirty (30) days prior to the end of each fiscal year of the Company, an annual operating budget and strategic plan for the following fiscal year.

2.2 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company and to have full and free access, at all reasonable times and for reasonable periods of time, to all of the books and records of the Company, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers; provided, however, that the Company shall not be obligated under this Section 2.2 with respect to a competitor of the Company or with respect to information which the Company’s Board of Directors determines in good faith is highly confidential and should not, therefore, be disclosed.

2.3 Termination of Certain Covenants. The rights set forth in Section 2.1 and Section 2.2 shall terminate upon the earlier to occur of: (i) the initial underwritten public offering of the Common Stock of the Company pursuant to the Act or (ii) a Liquidation Event, as defined in the Company’s Certificate of Incorporation, as amended from time to time.

2.4 IPO Allocation Right. The Company hereby grants the following rights to the Major Investors:

(a) Subject to paragraphs (b), (c) and (d) below, the Company hereby agrees that in connection with the initial underwritten public offering of its Common Stock under the Act (other than a registration statement on Form S-4, S-8 or any successor thereto) (the “IPO”), the Company shall cause the managing underwriter or underwriters (the “Underwriters”) for such IPO to offer directly to each Major Investor as part of the IPO the right to purchase its Pro Rata Portion (as defined below) of the number of shares of the Company’s Common Stock to be sold in the IPO, excluding shares, if any, to be sold pursuant to the overallotment option granted to the Underwriters (the “IPO Shares”); provided that (i) the aggregate number of IPO Shares allocated to all of the Major Investors does not exceed five percent (5%) of the total number of shares offered in the IPO (excluding the over-allotment option) and (ii) the right to purchase the IPO Shares is strictly limited to those Major Investors, or entities affiliated with the Major Investors, that engage in the business of investing in securities of publicly-held companies. The IPO Shares shall be offered to the Major Investors at the same price at which they are being offered to the public. For the purposes of this Section 2.4, each Major Investor’s “Pro Rata Portion” shall be equal to a fraction determined by dividing (i) the number of shares of common stock issued or issuable to each Major Investor, including its affiliates, upon conversion of the Registrable Securities or any other securities convertible into the Company’s common stock held by such Major Investor and its affiliates, by (ii) the number of shares of the Company’s Common Stock then outstanding, assuming conversion of all outstanding convertible securities and exercise of all outstanding options, warrants and other exercisable securities of the Company and conversion of any convertible securities issued upon such exercise. In the event that any such Major Investors do not elect to participate in the IPO as provided for under this Section 2.4(a), the IPO Shares that would otherwise be allocated to such non-exercising Major Investors shall be allocated to each exercising Major Investor according to such Major Investors’ Pro Rata Portion.

(b) Notwithstanding anything to the contrary in this Agreement, each Major Investor, on behalf of itself and each of its affiliates, agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of the IPO Shares without the prior written consent of the Underwriters for a number of days from the effective date of the IPO reasonably specified by the Underwriters and equal to the period of time specified by the Underwriters with regard to the Common Stock issued or issuable upon conversion of the Registrable Securities held by such Major Investors (but in no event, longer than 180 days therefrom). Each Major Investor agrees to execute an agreement reflecting the foregoing as may be requested by the Underwriters at the time of the Company’s IPO.

(c) Notwithstanding paragraphs (a) and (b) above:

(i) if the Underwriters determine in their sole discretion that the Major Investors’ purchase of IPO Shares in the amount specified in paragraph (a) above is not compatible with the success of the IPO, then the Underwriters may limit the number of IPO Shares purchasable by the Major Investors hereunder on a pro-rata basis, to that number of IPO Shares that the Underwriters determine in their sole discretion will not jeopardize the success of the IPO and shall notify each Major Investor in writing of such determination and the number of IPO Shares that may be purchased by such Major Investor;

(ii) if the Company is advised by the SEC, or any other regulatory body, or any of their staffs, that the offering or sale of IPO Shares to the Major Investors as described in paragraph (a) above is contrary to any federal or state securities laws or the rules or regulations of the SEC, the NASD, the Nasdaq Stock Market, Inc. or any other regulatory body or their staffs, the Company shall provide written notice of such determination to the Major Investors and the Major Investors agree that their right to purchase IPO Shares pursuant to paragraph (a) above shall be deemed waived without any further action by the Major Investors to the extent necessary to comply with such laws, rules and regulations; and

(iii) in the event that the registration statement for the IPO is filed with the SEC on a date (the “IPO Filing Date”) that is within one (1) year from the date of this Agreement, then the Major Investors’ right to purchase IPO Shares hereunder shall terminate on the IPO Filing Date.

(d) If the Major Investors wish to purchase the IPO Shares, they shall promptly respond to such offer within the time frame reasonably requested by the Company and the Underwriters. The foregoing provisions are not intended to be, and shall not be construed as, an offer by the Company or the Underwriters to sell the IPO Shares. Any such offer will be made pursuant to applicable requirements of the federal securities laws, the rules and regulations of the NASD, and all other applicable laws, rules and regulations, as well as the provisions of this letter agreement.

(e) In connection with any potential purchase under this Section 2.4, the Major Investors each agree to take all actions that the Company reasonably deems necessary in connection with such potential purchase.

(f) The rights set forth in this Section 2.4 shall terminate upon (i) the acquisition of all or substantially all the assets of the Company or (ii) a Liquidation Event.

2.5 Key-Man Insurance. When reasonably practicable in the opinion of the Board of Directors, the Company shall obtain and maintain in full force and effect term life insurance in the amount of $1,000,000 each on the lives of each of the Founders, with proceeds payable to the Company, until such time as the Board of Directors determines that such insurance should be discontinued.

2.6 Proprietary Information and Inventions Agreements. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board of Directors.

3. Miscellaneous.

3.1 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered, certified or electronic mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties.

3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company, (ii) the holders of a majority in interest of the Registrable Securities then held by the Investors or their valid assignees and (iii) solely to the extent such waiver or amendment materially adversely affects the rights of the Founders hereunder, the holders of a majority in interest of the Registrable Securities then held by the Founders or their valid assignees. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Founders and the Company.

3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

3.9 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

3.10 Entire Agreement. This Agreement (including the Exhibits hereto, if any), along with the Series B Agreement and any documents related thereto, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes any and all prior understandings and agreements, whether written or oral, including the Prior Agreement, with respect to such subject matter.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

APACHE DESIGN SOLUTIONS, INC.

By:	/s/ Andrew T. Yang
Andrew T. Yang, Chief Executive Officer

Address:	1881 Landings Drive
Mountain View, CA 94043

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

FOUNDERS:

/s/ Shen Lin
SHEN LIN

Address:	637 Matsonia Drive
Foster City, CA 94404

/s/ Norman Chang
NORMAN CHANG

Address:	35864 Caxton Place
Fremont, CA 94536

/s/ Andrew T. Yang
ANDREW T. YANG

Address:	16856 S.E. 58th Place
Bellevue, WA 98006

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

INVESTORS:

PACRIM VENTURE PARTNERS I, L.P.
By:	PacRim Venture Management I, LLC

By:	/s/ Huoy-Ming Yeh

Huoy-Ming Yeh

Its:	Managing Member

Address:	605 Cowper Street
Palo Alto, CA 94301

PACRIM VENTURE PARTNERS I-Q, L.P.

By:	PacRim Venture Management I, LLC

By:	/s/ Huoy-Ming Yeh

Huoy-Ming Yeh

Its:	Managing Member

Address:	605 Cowper Street
Palo Alto, CA 94301

SMARTFOREST VENTURES I, L.P.
By:	SmartForest General Partner, LLC

Its:	General Partner

By:	/s/ Deborah A. Coleman

Deborah A. Coleman

Member of the General Partner

Address:	209 SW Oak Street, 1st Floor
Portland, OR 97204

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

FORTUNETECH SEED FUND

By:

Philip Wang

Its:	President

Address:	1731 Technology Drive, Ste. 760
San Jose, CA 95110

/s/ Andrew T. Yang
ANDREW T. YANG

Address:	16856 S.E. 58th Place
Bellevue, WA 98006

/s/ Andreas V. Bechtolsheim
ANDREAS V. BECHTOLSHEIM

Address:	897 Lakeshore Blvd.
Incline Village, NV 89451

/s/ Keith Meuller
KEITH MEULLER

Address:	19351 Athos Place
Saratoga, CA 95070

LIGENH GLOBAL FUND, LP

By:	/s/ John T. Wuu

John T. Wuu

Its:	Managing Partner

Address:	P.O. Box 15538
Fremont, CA 94539

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

/s/ Chi-Tsai Yang
CHI-TSAI YANG

Address:	6F, 13, Lane 139
XinSheng South Road, Sec. 1
Taipei, 106, Taiwan

/s/ Norman Chang
NORMAN CHANG

Address:	35864 Caxton Place
Fremont, CA 94536

/s/ Shu-Fen Ko
SHU-FEN KO

Address:	40743 Slayton Street
Fremont, CA 94539

/s/ Kewei Yang
KEWEI YANG

Address:	1326 Regency Drive
San Jose, CA 95129

/s/ Daniel Ahn
DANIEL AHN

Address:	c/o Woodside Fund
350 Marine Parkway, Suite 300
Redwood Shores, CA 94065

SHIELDS & SHIELDS LLC

By:	/s/ Thomas A Shields, Jr.

Thomas A Shields, Jr.

Partner

Address:	1205 Drake Avenue
Burlingame, CA 94010

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

/s/ Shen Lin
SHEN LIN

Address:	637 Matsonia Drive
Foster City, CA 94404

WARREN T. LAZAROW AND BARBARA M. LAZAROW, TRUSTEES OF THE LAZAROW FAMILY TRUST, DATED FEBRUARY 3, 2003

/s/ Warren T. Lazarow
Warren T. Lazarow, Trustee

/s/ Barbara M. Lazarow
Barbara M. Lazarow, Trustee

Address:	2765 Sand Hill Road
Menlo Park, CA 94025

INTEL CAPITAL CORPORATION

By:	/s/ Arvind Sodhani

Its:	Arvind Sodhani

Title:	Vice President and Treasurer

Address:	Intel Capital Corporation c/o Intel Corporation Attention: Intel Capital Portfolio Manager
2200 Mission College Blvd., M/S RN6-46 Santa Clara, CA 95052 Fax Number: (408) 765-6038
portfolio.manager@intel.com

WILLIAM LIN

Address:	198 Country Club Dr. #6 Incline Village, NV 89450

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

/s/ Mei-Ying Liao
MEI-YING LIAO

Address:	10301 Parlett Place Cupertino, CA 95014

/s/ Tom H. Chang
TOM H. CHANG

Address:	1162 Miguel Ave. Los Altos, CA 94024

/s/ Warren T. Lazarow
WARREN T. LAZAROW

Address:	2765 Sand Hill Road Menlo Park, CA 94025

/s/ Win Sheng Cheng
WIN SHENG CHENG

/s/ Rei Jui Cheng
REI JUI CHENG

Address:	21567 Rosario Ave. Cupertino, CA 95014

PEN-HSI YU

Address:	14F, No. 153-3, Mucha Road., Sec 4,
Taipei, Taiwan

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

CHENCO HOLDING COMPANY, LLC

By:	[Signature Illegible]

Its:

Title:

Address:	4415 Spring Mountain Road #100 Las Vegas, NV 89102

/s/ Masahiro Ishihara
MASAHIRO ISHIHARA

Address:	1-13-11 Yoyogi, Shibuya-ku Tokyo, 151-0053 JAPAN

/s/ Xiaoxiong Zhong
XIAOXIONG ZHONG

Address:	115 Las Palmas Ct. Fremont, CA 94539

/s/ Philip Wang
PHILIP WANG

Address:	20653 Greenleaf Dr.
Cupertino, CA 95014

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

LARSON FAMILY TRUST, ROBERT E. AND SUSAN R. LARSON, TRUSTEES

/s/ Robert E. Larson
Robert E. Larson, Trustee

Address:	26515 Anacapa Drive
Los Altos Hills, CA 9022

OAKWOOD CORPORATION

/s/ V.M. Occhipinti
Vincent M. Occhipinti, President

Address:	850 Woodside Drive
Woodside, CA 94062

[SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT]

SCHEDULE A

Schedule of Investors

Daniel Ahn

Andreas V. Bechtolsheim

Brobeck, Phleger & Harrison LLP

Norman Chang

Tom H. Chang

Chenco Holding Company, LLC

Win Sheng Cheng and Rei Jui Cheng

Intel Capital Corporation

Masahiro Ishihara

Shu-fen Ko

Keith Mueller

Larson Family Trust, Robert E. and Susan R. Larson, Trustees

Warren T. Lazarow

Warren T. Lazarow and Barbara M. Lazarow, trustees of the Lazarow Family Trust, dated February 3, 2003

Mei-Ying Liao

Ligenh Global Fund, LP

Shen Lin

William Lin

Oakwood Corporation

PacRim Venture Partners I, L.P.

PacRim Venture Partners I-Q, L.P.

Shields & Shields LLC

SmartForest Ventures I, LP

Philip Wang

Andrew T. Yang

Kewei Yang

Chi-Tsai Yang

Pen-Hsi Yu

Xiaoxiong Zhong

SCHEDULE A